Exhibit 3.6

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Xanthic Biopharma Inc. (“Xanthic”)

77 King Street West, Suite 2905

Toronto, Ontario

M5K 1A2

Item 2	Date of Material Change

December 10, 2018

Item 3	News Release

A news release with respect to the material change referred to in this report was issued through Canada NewsWire on December 11, 2018, a copy of which was filed on SEDAR.

Item 4	Summary of Material Change

Xanthic has entered into a membership interest purchase agreement dated December 10, 2018 in connection with the purchase by Xanthic of all the issued and outstanding membership interests of Just Healthy LLC (“Just Healthy”), a Massachusetts limited liability company. Just Healthy is the registered owner of provisional certificates of registration issued by the Department of Public Health Bureau of Health Care Safety and Quality for the Commonwealth of Massachusetts.

Item 5	Full Description of Material Change

5.1	Full Description of Material Change

See press release attached hereto as Appendix “A”

5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

Further information regarding the matters described in this report may be obtained from David Bhumgara, Chief Financial Officer, who is knowledgeable about the details of the material change and may be contacted at 416-574-4603.

Item 9	Date of Report

December 12, 2018.

Appendix “A”

See attached.

Press release

Green Growth Brands Announces the Acquisition of Just Healthy LLC

Just Healthy to provide Green Growth Brands a medical marijuana dispensary license and option to acquire real estate in Massachusetts’ expanding cannabis market

COLUMBUS, OH December 11, 2018 – Xanthic Biopharma, Inc. d/b/a Green Growth Brands (CSE: GGB) (GGB or the Company) announced that it has executed a definitive agreement, yesterday, December 10, 2018, to acquire 100% of the membership interests of Just Healthy LLC (Just Healthy). Just Healthy holds provisional certificates of registration for a registered marijuana dispensary in Northampton, Massachusetts, and a cultivation and processing site, also located in Northampton. The license allows for up to three medical dispensaries with preferred treatment for future adult use.

Peter Horvath, CEO, “Massachusetts has been on our radar for some time, it is a leading consumer market. We’ve previously competed for, and won, consumer loyalty in this market in other product categories, and by teaming up with Just Healthy, we are excited to bring exceptional consumer experiences to Massachusetts.”

This transaction introduces GGB to its first locations outside of Nevada, where the Company is building towards a leading market position, operating the premier Cannabis store, The+Source, in Las Vegas, NV and a grow and production facility. Last week, the Nevada Department of Taxation awarded GGB an additional seven retail cannabis dispensary licenses. The acquisition gives GGB the opportunity to extend its production and retail operations into the northeastern United States, bringing the region’s consumers access to the Company’s premier brands, products, and services.

Neil Phelan, co-founder and member, Just Healthy LLC, “Over the last year we have developed a close working relationship with the people of Northampton. We are excited to merge our efforts with Green Growth Brands and make significant investments in the Northampton community. Working closely with Mayor David Narkewicz, Councilor Marianne LaBarge, and the entire leadership team of the city of Northampton, we have developed a careful plan to headquarter and grow the business of Just Healthy in Northampton. We are proud to be residents of Northampton and to be creating career opportunities in this high growth industry for the people of Massachusetts. Northampton is playing a leading role in the development of the cannabis industry in Massachusetts and we are thrilled to be part of it.”

As consideration for the membership interests of Just Healthy GGB will issue to the holders of such membership interests an aggregate of US$3,750,000 (CAD$5,01,8850) in common shares of GGB and assume US$455,000 (CAD$608,954) of Just Healthy corporate debt. Completion of the acquisition of Just Healthy, which is expected to occur in early January, 2019, remains subject to regulatory approval and customary conditions of closing.

As part of the same transaction, GGB will also gain the rights to acquire the real estate necessary for the development of a cultivation facility in Northampton, Massachusetts, currently held by Turnberry Partners LP.

About Green Growth Brands

Green Growth brands expects to dominate the cannabis and CBD market with a portfolio of emotion-driven brands that people love. Led by Peter Horvath, the GGB team is full of retail and consumer packaged goods experts with decades of experience building successful brands. Join the movement at GreenGrowthBrands.com.

For investor relations inquiries, please contact:

Julia Fulton, Investor & Public Relations

(614) 505-9880

jfulton@greengrowthbrands.com

or

Eric Wright

416-640-2963

ewright@greengrowthbrands.com

For media enquiries or interviews, please contact:

Wynn Theriault, Thirty Dash Communications

416-710-3370

wynn@thirtydash.ca

Cautionary Statements:

Certain information in this news release constitutes forward-looking statements under applicable securities law. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as “may”, “should”, “anticipate”, “expect”, “intend”, “forecast” and similar expressions. Forward-looking statements necessarily involve known and unknown risks, including, without limitation, risks associated with general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments involving medical and recreational marijuana; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favourable terms; the marijuana industry in the United States, income tax and regulatory matters; the ability of the Company to implement its business strategies; competition; currency and interest rate fluctuations and other risks.

Readers are cautioned that the foregoing list is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. The forward-looking statements contained in this release is made as of the date hereof and the Company is not obligated to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

This announcement does not constitute an offer, invitation or recommendation to subscribe for or purchase any securities and neither this announcement nor anything contained in it shall form the basis of any contract or commitment. In particular, this announcement does not constitute an offer to sell, or a solicitation of an offer to buy, securities in the United States, or in any other jurisdiction in which such an offer would be illegal.

The securities referred to herein have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state or other jurisdiction of the United States and may not be offered or sold, directly or indirectly, within the United States, unless the securities have been registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.